As filed with the Securities and Exchange Commission on March 8, 2017

Registration No. 033-5456

Registration No. 033-38590

Registration No. 033-39387

Registration No. 033-53763

Registration No. 333-19735

Registration No. 333-50583

Registration No. 333-101767

Registration No. 333-109359

Registration No. 333-110726

Registration No. 333-159666

Registration No. 333-194929

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-5456

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-38590

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-39387

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-53763

POST EFFECTIVE AMENDMENT NO. 2 ON FORM S-8 TO FORM S-4 REGISTRATION STATEMENT NO. 333-19735

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-50583

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-101767

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-109359

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-110726

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159666

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-194929

Under

The Securities Act of 1933

CLARCOR Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-0922490
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

840 Crescent Centre Drive, Suite 600

Franklin, TN 37067

(615) 771-3100

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CLARCOR Inc. 1994 Incentive Plan

CLARCOR Inc. 2004 Incentive Plan

CLARCOR Inc. 2009 Incentive Plan

CLARCOR Inc. 2014 Incentive Plan

CLARCOR Inc. Employee Stock Purchase Plan

United Air Specialists, Inc. 1984 Incentive Stock Option Plan

United Air Specialists, Inc. 1985 Incentive Stock Option Plan

United Air Specialists, Inc. 1991 Incentive Stock Option Plan

United Air Specialists, Inc. 1994 Stock Option Plan

United Air Specialists, Inc. 1994 Incentive Stock Option Plan for Nonemployee Directors

(Full Titles of the Plans)

The Corporation Trust Company

1209 Orange Street

City of Wilmington, County of New Castle, Delaware 19801

(302) 658-7581

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements (the “Registration Statements”) previously filed by CLARCOR Inc. (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 033-5456.

2.	Registration Statement No. 033-38590.

3.	Registration Statement No. 033-39387.

4.	Registration Statement No. 033-53763, filed May 24, 1994, registering 1,500,000 common shares of the Company, $1.00 par value (“Common Stock”), and related preferred share purchase rights associated with the Common Stock, issuable under the CLARCOR Inc. 1994 Incentive Plan.

5.	Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 Registration Statement No. 333-19735, filed February 28, 1997, registering shares of Common Stock, issuable under the United Air Specialists, Inc. 1984 Incentive Stock Option Plan, United Air Specialists, Inc. 1985 Incentive Stock Option Plan, United Air Specialists, Inc. 1991 Incentive Stock Option Plan, United Air Specialists, Inc. 1994 Stock Option Plan and United Air Specialists, Inc. 1994 Incentive Stock Option Plan for Nonemployee Directors.

6.	Registration Statement No. 333-50583, filed on April 21, 1998, registering 2,000,000 shares of Common Stock, and related preferred share purchase rights associated with the Common Stock, issuable under the CLARCOR Inc. 1994 Incentive Plan.

7.	Registration Statement No. 333-101767, filed on December 11, 2002, registering 1,000,000 shares of Common Stock, issuable under the CLARCOR Inc. 1994 Incentive Plan.

8.	Registration Statement No. 333-109359, filed on October 1, 2003, registering 500,000 shares of Common Stock, issuable under the CLARCOR Inc. Employee Stock Purchase Plan.

9.	Registration Statement No. 333-110726, filed on November 25, 2003, registering 1,500,000 shares of Common Stock, issuable under the CLARCOR Inc. 2004 Incentive Plan.

10.	Registration Statement No. 333-159666, filed on June 2, 2009, registering 3,800,000 shares of Common Stock, issuable under the CLARCOR Inc. 2009 Incentive Plan.

11.	Registration Statement No. 333-194929, filed on March 31, 2014, registering 6,600,000 shares of Common Stock, issuable under the CLARCOR Inc. 2014 Incentive Plan.

On February 28, 2017, pursuant to the Agreement and Plan of Merger, dated as of December 1, 2016, among the Company, Parker-Hannifin Corporation, an Ohio corporation (“Parker”), and Parker Eagle Corporation, a Delaware corporation and a wholly owned subsidiary of Parker (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parker. In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, CLARCOR Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, state of Ohio, on this 8th day of March, 2017.

CLARCOR INC.

By:	/s/ Joseph R. Leonti
Name: Joseph R. Leonti
Title: Vice President and Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.